SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 10, 2002

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number

333-66032	PG&E National Energy Group, Inc.	Delaware	94-3316236

PG&E National Energy Group, Inc.
7600 Wisconsin Avenue
(mailing address: 7500 Old Georgetown Road)
Bethesda, Maryland 20814

(Address of principal executive offices) (Zip Code)

(301) 280-6800
(Registrant’s telephone number, including area code)

Item 5. Other Events

Rating Action

     On October 8, 2002, Moody’s Investor Services, Inc. (Moody’s) announced its decision to downgrade the senior unsecured debt rating, issuer rating, and syndicated bank credit facilities of PG&E National Energy Group, Inc. (PG&E NEG), a subsidiary of PG&E Corporation, to B1 from Ba2. Moody’s also announced that PG&E NEG’s ratings are under review for possible further downgrade. In addition, Moody’s announced that the senior debt of each of PG&E Gas Transmission, Northwest Corporation (“PG&E GTN”), USGen New England, Inc., Attala Generating Company, LLC, Indiantown Cogeneration, L.P. and Selkirk Cogen Funding Corp., all PG&E NEG subsidiaries, are under review for possible downgrade.

     Moody’s stated that this rating action and review for possible downgrade reflects PG&E NEG’s “weak operating performance, low operating cash flow relative to its debt, and tight liquidity.” Moody’s expressed particular concern over PG&E NEG’s ability to extend its revolving credit facility that expires on October 21, 2002.

     As previously disclosed, Standard & Poor’s (S&P) and Moody’s downgraded PG&E NEG’s credit ratings on July 31, 2002 and August 5, 2002, respectively. The most recent downgrade by Moody’s does not trigger any incremental financial obligations at PG&E NEG beyond those associated with the prior dual downgrade. As previously disclosed, the dual downgrade triggered various contractual, power pool or tariff requirements for PG&E NEG to post collateral and permitted counterparties under certain commodity agreements to demand collateral. Since July 31, 2002, PG&E NEG has posted collateral in the form of cash or letters of credit totaling approximately $290 million at September 30, 2002. As of September 30, 2002, the current exposure related to the energy trading and marketing business, including that involving its merchant power plants, is $311 million. This amount varies daily depending on changes in market prices and net changes in position. Further, the actual calls on PG&E NEG’s liquidity will depend largely upon counterparties’ responses to the most recent ratings downgrade, the continued performance of PG&E NEG companies under the underlying agreements and the counterparties’ other commercial considerations. In the past, PG&E NEG has been able to negotiate acceptable arrangements and reduce its overall exposure to counterparties when PG&E NEG or its counterparties have faced similar situations. However, PG&E NEG cannot quantify with any certainty the actual future calls on its liquidity and there can be no assurance that PG&E NEG could negotiate acceptable arrangements in the current circumstances.

     As previously disclosed, PG&E NEG has guaranteed the obligation of its subsidiary, GenHoldings I, LLC (Gen), to make equity contributions under Gen’s credit facility to fund construction of the Harquahala, Covert and Athens generating projects. This credit facility is secured by these projects in addition to the Millennium project. In August and September 2002, PG&E NEG funded approximately $150 million of Gen’s equity commitment and the remaining equity commitment is $355 million. PG&E NEG has notified the lenders under Gen’s credit facility that it does not intend to make further equity contributions and is in negotiations for the lenders to fund completion of these projects.

     As previously reported, the August 21, 2002 due date for $431 million under PG&E NEG’s revolving credit facility was extended to October 21, 2002. PG&E NEG is continuing to negotiate a further extension of this due date. PG&E NEG is also continuing to explore options to raise cash and reduce PG&E NEG’s indebtedness, ongoing guarantee and working capital requirements. These options include, but are not limited to, sales of assets and businesses, debt restructuring, and reorganization of existing operations. The implementation of most of these options would be subject to obtaining necessary lender approvals and would require compliance with PG&E NEG’s other agreements and applicable laws and regulations. PG&E NEG can not predict whether any of these efforts will be successful.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PG&E NATIONAL ENERGY GROUP, INC

By: /s/ Thomas E. Legro

Name: Thomas E. Legro
Title: Vice President and Chief Accounting Officer

Dated: October 10, 2002

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